Exhibit 10.46

November 17, 2009

The Coast Distribution System, Inc.

350 Woodview Avenue

Morgan Hill, California 95037

Re:	Fifth Amendment

Gentlemen:

The Coast Distribution System, Inc., a Delaware corporation “Coast Delaware”), United Sales & Warehouse of Texas, Inc., a Texas corporation (“United Sales”), C/P Products Corp., an Indiana corporation (“C/P”), Mohawk Trailer Supply, Inc., a New York corporation (“Mohawk”), and Les Systemes De Distribution Coast (Canada) Inc. The Coast Distribution System (Canada) Inc., a corporation organized under the laws of the Province of Quebec (“Coast Canada”) (Coast Delaware, United Sales, C/P, Mohawk, and Coast Canada are referred to individually as “Borrower” and collectively as “Borrowers”), and Bank of America, N.A., on its individual capacity, “US Lender”), acting by and through Bank of America, N.A., a national banking association, as agent for US Lender (in such capacity, “Agent”) and Bank of America, N.A. (acting through its Canada branch) (“Canadian Lender”), (US Lender, acting through Agent, and Canadian Lender are referred to collectively as “Lender”), have entered into that certain Third Amended and Restated Loan and Security Agreement dated August 30, 2005 (the “Security Agreement”). From time to time thereafter, Borrowers and Lender may have executed various amendments (each an “Amendment” and collectively the “Amendments”) to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to collectively, as the “Agreement”). Borrowers and Lender now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The Agreement hereby is amended as follows:

(a) The following words in the Agreement are hereby deleted:

“and any Renewal Term”, “or any Renewal Term”, “Automatic Renewal”

(b) The following definitions in Section 1 of the Agreement are hereby amended and restated in their entirety as follows:

“Canadian Inventory Advance Sublimit” shall mean (i) an amount up to the lesser of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) or fifty percent (50%) of the value of Eligible Inventory owned by Coast Canada; provided, however, that in no event shall the Inventory advances under the Canadian Inventory Advance Sublimit plus the advances under the US Inventory Advance Sublimit exceed Fifteen Million and No/100 Dollars ($15,000,000.00); provided further that, Lender may reduce the lending formula with respect to Coast Canada Eligible Inventory in its Permitted Discretion.

“US Inventory Advance Sublimit” shall mean the lesser of Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00) or fifty percent (50%) of the value of Eligible Inventory owned by Coast US; provided, however, that in no event shall the inventory advances under the US Inventory Advance Sublimit plus advances under the Canadian Inventory Advance Sublimit exceed Fifteen Million and No/Dollars ($15,000,000.00); provided further that US Lender may reduce the lending formula with respect to Coast US’ Eligible Inventory in its Permitted Discretion.

(c) Section 1 of the Agreement is hereby amended to add the following definitions in their proper alphabetical order:

“Adjustment Date” shall have the meaning set forth in Paragraph 4(a)(viii) hereof.

“EBITDA” shall mean for any period, Pre Tax Profit, plus interest expense, plus depreciation and amortization deducted in determining net income for such period, all on a consolidated basis as to Borrowers and their Subsidiaries.

“Fixed Charges” shall mean, for any period, current principal maturities of long term debt and capitalized leases paid or scheduled to be paid during such period (except the current principal maturities of the Revolving Loans), plus any prepayments on indebtedness owed to any Person (except trade payables and Revolving Loans) and paid during such period, plus interest expense paid or scheduled to be paid during such period, all on a consolidated basis as to Borrowers and their Subsidiaries.

“Fixed Charge Coverage Ratio” shall mean, with respect to any period, the ratio of (i) EBITDA, minus Capital Expenditures for such period not financed, minus income taxes accrued, minus cash dividends paid and cash distributions paid for such period which were not calculated in determining net income after taxes, all on a consolidated basis as to Borrowers and their Subsidiaries to (ii) Fixed Charges.

“Initial Rate of Interest” shall mean the per annum rate of interest equal to the Canadian Prime Based Rate, the Canadian US Based Rate, the LIBOR Based Rate and the US Prime Based Rate in effect as of the date hereof.

(d) Subsection 1 of the Agreement is hereby amended to delete the following definition:

Renewal Term

(e) Subsection 2(h) of the Agreement is amended and restated in its entirety as follows:

(h) Repayments.

The Loans and all other Liabilities shall be repaid on the last day of the Original Term.

(f) Subsection 4(a) of the Agreement is hereby amended to add the following at the end thereof:

(viii) Provided that so long as (A) no Event of Default is in existence and (B) Borrowers’ Form 10-K or Form 10-Q, for any fiscal quarter beginning with the fiscal quarter ending March 31, 2010, evidences a Fixed Charge Coverage Ratio of at least 1.1:1 for the four quarter period ending on last day of such fiscal quarter or such fiscal year, as the case may be and a Pre Tax Profit of at least $100,000 or the four quarter period ending on the last day of such fiscal quarter or such fiscal year, as the case may be as to Borrowers’ Pre Tax Profit, then the Initial Rate of Interest shall be reduced by (1) 0.25% as to all US Prime Rate Loans advanced to Coast US, all Canadian Prime Rate Loans advanced to Coast Canada, and all Canadian US Base Rate Loans advanced to Coast Canada and by (2) 25 basis points as to all Libor Rate Loads advanced to Borrowers, in each case on the first day of the month following delivery by Borrowers to Lender of such financial statement (each such date is hereinafter referred to as an “Adjustment Date”); provided further that if (y) Borrowers fail to deliver the financial statement required to be delivered pursuant to Paragraph 9(c) of the Agreement (and the related Compliance Certificate) on or before the due date thereof of or (z) the financial statement shows that the Fixed Charge Coverage Ratio does not equal at least 1.1:1 or that the Pre Tax Profit does not equal at least $100,000 for any four quarter period ending on any subsequent Adjustment Date, then such Loans shall thereafter bear interest at the applicable Initial Rate of Interest until the next Adjustment Date where the conditions set forth in clauses (A) and (B) above are satisfied.

(g) Subsections 4(a)(i),(ii),(iii) and (iv) of the Agreement are hereby amended and restated in their entirety as follows:

(i) Subject to subsection 4(a)(viii), for all US Prime Rate Loans advanced to Coast US, a per annum rate of interest equal to the US Prime Based Rate in effect from time to time, payable on the last Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the US Prime Rate effective on the effective date of each such change in the US Prime Rate.

(ii) Subject to subsection 4(a)(viii), for all Canadian Prime Rate Loans advanced to Coast Canada, a per annum rate of interest equal to the Canadian Prime Based Rate in effect from time to time, payable on the last Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Canadian Prime Rate effective on the effective date of each such change in the Canadian Prime Rate.

(iii) Subject to subsection 4(a)(viii), for all Canadian US Base Rate Loans advanced to Coast Canada, a per annum rate of interest equal to the Canadian US Based Rate in effect from time to time, payable on the last Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Canadian US Base Rate effective on the effective date of each such change in the Canadian US Base Rate.

(iv) Subject to subsection 4(a)(viii), for all LIBOR Rate Loans advanced to Borrowers, a per annum rate of interest equal to the LIBOR Based Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period. “Interest Period” shall mean, in connection with the making, conversion or continuation of any LIBOR Rate Loan to (i) Coast U.S., an interest period selected by Borrower to apply, which interest period shall be 30, 60 or 90 days; provided, however, that

(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Rate Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire art the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) Borrowers may not select any Interest Period for a LIBOR Rate Revolving Loan which would extend beyond the last day of the Original Term.

(h) Subsection 4(c)(v) of the Agreement is hereby amended and restated in its entirety as follows:

(v) Amendment Fee. Borrowers shall pay to Lender a one time fee of Twenty Five Thousand and No/100 Dollars ($25,000.00) which shall be fully earned and payable on the date hereof.

(i) The caption and the first two sentences of Section 10 of the Agreement are hereby amended and restated in their entirety as follows:

10. Termination.

THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL July 10, 2011 (THE “ORIGINAL TERM”) UNLESS THE DUE DATE OF THE LIABILITIES IS ACCELERATED PURSUANT TO SECTION 16 HEREOF. UPON TERMINATION OF THIS AGREEMENT, BORROWER SHALL PAY ALL OF THE LIABILITIES IN FULL. If the Liabilities are accelerated pursuant to Section 16 hereof or this Agreement otherwise expires, then (i) Lender shall not Make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full.

(j) Subsection 14(a) of he Agreement is hereby amended and restated in its entirety as follows:

Pre Tax Profit

(a) Borrowers Pre Tax Profit, on a consolidated basis as reflected on Borrowers financial statements, shall not at any time during any period set forth below be less than the Minimum Pre Tax Profit set forth below corresponding to such period:

Period	Minimum Pre Tax Profit
Year to date through March, 2009	$(2,200,000.00)
Year to date through June, 2009	$(700,000.00)
Year to date through September, 2009	$1,000,000.00
Year to date through December, 2009	$(800,000.00)
Year to date through March, 2010	$(1,700,000.00)

(k) Subsection 14(d) of the Agreement renumbered as Subsection 14(c) and is hereby amended and restated in its entirety as follows:

(d) Fixed Charge Coverage Ratio.

Borrowers shall not permit their Fixed Charge Coverage Ratio for each period set forth below to be less than the ratio set forth below for the corresponding period set forth below:

Period	Ratio
For the 6 month period ending on June 30, 2010	1.10:1.0
For the 9 month period ending on September 30, 2010	2.20:1.0
For the 12 month period ending on December 31, 2010 and each twelve (12) month period ending on the last day of each fiscal quarter thereafter	1.05:1.0

2. Borrowers represent and warrant to Lender that this Amendment has been approved by all necessary corporate action, and each individual signing below represents and warrants that he or she is fully authorized to do so.

3. Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated by this Amendment, to Agreement and all Exhibits thereto are ratified and confirmed by Borrowers and Lender and remain in full force and effect in accordance with their terms.

4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same agreement. This Amendment may be delivered by facsimile, and when so delivered will have the same force and effect as delivery of an original signature.

5. Pursuant to Subsection 12 (j) of the Agreement, Lender hereby notifies Borrowers that on or before January 15, 2010, Borrowers shall maintain their operating, collections, payroll, trust, and other depository or disbursement accounts with Lender and shall close any such account maintained at a bank other than Lender, and Lender (or any parent, affiliate or subsidiary of Lender, as applicable) shall provide services with respect to such accounts, including without limitation, automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services as more specifically set forth in agreements with respect to such accounts entered into by and between Borrowers and Lender (or any parent, affiliate or subsidiary of Lender, as applicable). Customary charges and fees, including the charges and fees for the forgoing services, shall be assessed thereon. Although no compensating balance is required, Borrowers must keep monthly balances in order to merit earnings credits which will cover Lender’s service charges for such account activities.

6. Borrowers shall reimburse Lender for all reasonable attorney’s fees (whether for internal or outside counsel) incurred by Lender in connection with the documentation and consummation of this Fifth Amendment to the Agreement,

7. Exhibits A, B, C and D and Schedules 1, 11(f), 11(g), 11(i), 11(j), 11(n), 11(p) and 11(t), to the Agreement are each amended and restated in their entirety in the form of Exhibits A, B, C and D and Schedules 1, 11(f), 11(g), 11(i), 11(j), 11(n), 11(p) and 11(t) respectively attached hereto.

8. Borrowers agree to execute and deliver to Lender an amendment and restatement of the existing Amended and Restated Trademark Security Agreement dated August 30, 2005 and a Patent Security Agreement in form mutually satisfactory to Borrowers and Lender on or before November 20, 2009.

(Remainder of page intentionally blank; signatures follow)

LENDER:

BANK OF AMERICA, N.A., as Agent

By:	/s/ JOHN MUNDSTOCK
Title:	Senior Vice President

BANK OF AMERICA, N.A., as US Lender

By:	/s/ JOHN MUNDSTOCK
Title:	Senior Vice President

BANK OF AMERICA, N.A., acting through its Canada branch, as Canadian Lender

By:	/s/ MEDINA SALES ANDRADE
Title:	Vice President

BORROWERS:

THE COAST DISTRIBUTION SYSTEM, INC.

By:	/s/ SANDRA A. KNELL
Title:	Executive Vice President & Chief Financial Officer

UNITED SALES & WAREHOUSE OF TEXAS, INC.

By:	/s/ SANDRA A. KNELL
Title:	Executive Vice President

C/P PRODUCTS, CORP.

By:	/s/ SANDRA A. KNELL
Title:	Executive Vice President

MOHAWK TRAILER SUPPLY, INC.

By:	/s/ SANDRA A. KNELL
Title:	Executive Vice President

LES SYSTEMS DE DISTRIBUTION COAST (CANADA) INC. THE COAST DISTRIBUTION SYSTEM (CANADA) INC.

By:	/s/ SANDRA A. KNELL
Title:	Executive Vice President